                                                                      Exhibit 11
                               THE MAY DEPARTMENT STORES COMPANY
                             COMPUTATION OF NET EARNINGS PER SHARE


                                                          13 Weeks Ended
(millions, except per share)                         May 2,            May 3,
                                                      1998              1997

Net earnings before extraordinary loss            $        110      $        98
ESOP Preferred Dividends, net of tax
  benefit on unallocated shares                             (5)              (5)

Net earnings available for common shareowners
  before extraordinary loss                                105               93
Extraordinary loss                                           -               (4)
Total net earnings available for
  common shareowners                              $        105      $        89

Average common shares outstanding                        231.1            235.5

Basic earnings per share before
  extraordinary loss                              $       0.45      $      0.39
Extraordinary loss                                           -             (.01)
Total Basic earnings per share                    $       0.45      $      0.38

Diluted Computation:

Adjusted net earnings available before
  extraordinary loss                              $        105      $        93
Earnings impact of assumed conversion of
  ESOP Preference Shares, net of tax
  benefit on unallocated common shares                       4                4

Adjusted net earnings available
  before extraordinary loss - DILUTED                      109               97
Extraordinary loss                                           -               (4)
Total adjusted net earnings
  available - DILUTED                             $        109      $        93

Average common shares outstanding                        231.1            235.5
ESOP Preference Shares                                    14.9             15.4
Common Share equivalents (CSE's) attributable
  to the treasury stock method                             1.9              1.4

Average Common Stock and CSE's                           247.9            252.3

Diluted earnings per share before
  extraordinary loss                              $       0.44      $      0.38
Extraordinary loss                                           -             (.01)
Total Diluted Earnings per share                  $       0.44      $      0.37